Exhibit 10.36

[Smart Chip Technologies logo]

21 August, 2000



Barbara Dowie
Oasis Technology Ltd.
224 Airport Parkway, Suite 190
San Jose, CA  95110

Subject:  Letter of Intent

Dear Barbara,

This is to inform you that Smart Chip Technologies (SCT) intends to negotiate with Oasis Technology Ltd. ("Oasis") a contract, which would address the following:

1. The selection of Oasis by SCTN to provide a payment solution for integration with SCT's existing loyalty program.

2. The performance by Oasis of a detailed "Gap Analysis" of the proposed solution. SCT acknowledges its understanding that the Gap Analysis will require 2 Oasis staff members for approximately 60 days at a cost of $1,500 per day and understands that Oasis will cap the charge of the analysis at $180,000. SCT also understands that Oasis would absorb 50% of this cost and that SCT would pay the remainder to Oasis in some form to be negotiated. In addition to the labor billings, and since a portion of the work is to be conducted at Oasis' Toronto location. Travel and expenses incurred by Oasis associated with the "Gap Analysis" would be covered separately.

3. SCT and Oasis would release mutually agreeable announcements and conduct preliminary marketing activities.

4. The preparation of a Memorandum of Understanding (MOU) for a mutually acceptable alliance agreement, prior to the completion of the Gap Analysis described in (2) above. This (MOU) would, when accepted, outline the method of payment to Oasis by SCT noted in (2).

It is our understanding that in the interim, both SCT and Oasis will continue to make additional contacts with potential strategic alliance entities and to promote the SCT/Oasis integrated solution.

Barbara I hope this creates the beginning of a long and exciting relationship for both of our companies. Please call if you have any questions regarding the above.

Sincerely,

/s/ Richard T. Hauge
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Richard T. Hauge
SVP Global Alliances